CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in The Nightview Fund Prospectus dated in June 2024 in regard to our verification ofNightview Capital, LLC's (formerly known as Worm Capital, LLC) compliance with the Global Investment Performance Standards (GIPS®).

Carrie Zippi, CPA, CITP

Managing Partner

Ashland Partners & Company LLP

3512 Excel Dr, Suite 103

Medford, OR 97504

May 24,2024

www a•blanc!parrncrs.com

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